Exhibit 2.d
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2024, Azul S.A. had the following securities registered pursuant to Section 12 (b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Preferred Shares, without par value		New York Stock Exchange*
American Depositary Shares (as evidenced by American Depositary Receipts), each representing three Preferred Shares	AZUL	New York Stock Exchange

*Not for trading purposes, but only in connection with the listing on the New York Stock Exchange of American Depositary Shares representing those Preferred Shares.
Unless otherwise indicated or the context otherwise requires, “Azul” “we,” “us,” “our” or the “Company” refer to Azul S.A. and its consolidated subsidiaries. The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Brazilian Central Bank (Banco Central do Brasil). References to “real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States of America. All references to “ADSs” are to American Depositary Shares, each representing one preferred share, without par value. The ADSs are evidenced by American Depositary Receipts, or “ADRs.”
Capitalized terms used but not defined herein have the meanings given to them in Azul S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, or our 2024 Form 20-F, and in the deposit agreement, which is an exhibit to our 2024 Form 20-F.
PREFERRED SHARES
In the United States, our preferred shares trade in the form of ADSs. Our ADSs trades on the NYSE under the symbol “AZUL” and the preferred shares trades on the B3 under the symbol “AZUL4.” As of December 31, 2024, the ADSs represented approximately 25.83% of our preferred shares and 26.93% of our current global public float. Our ADSs began trading on the NYSE on April 11, 2017.
On April 19, 2017, we concluded our initial public offering of 96,239,837 preferred shares (including in the form of ADRs), which consisted of both an international offering and a Brazilian offering. On September 14, 2017, we announced our follow-on equity offering by certain selling shareholders of 40,630,186 preferred shares in a global offering, consisting of an international offering and a Brazilian offering. The preferred shares were offered directly and in the form of ADRs. One of the selling shareholders also granted a 30-day option to purchase up to 4,063,019 shares, which was exercised on September 15, 2017 with respect to 4,063,017 preferred shares.
Share Capital
As of the date hereof, our total capital stock was R$7,131.9 million, partially paid-in and divided into 3,025,004,874 shares, all nominative, in book-entry form and without par value, consisting of 2,128,965,121 common shares and 896,039,753 preferred shares. Holders of our common shares that are fully paid-in may convert them into preferred shares, at the ratio of 75.0 common shares for 1.0 preferred share pursuant to our bylaws. However, the total number of preferred shares outstanding may never exceed 50% of our total shares.

As of the date hereof, we had 264,496 preferred shares held in our treasury. Our preferred shares are listed on the Level 2 segment of the B3 since April 11, 2017. This listing requires us to comply with the corporate governance and disclosure rules of the Level 2 segment of the B3 as summarized in the “Item 9.C.-Markets” of our 2024 Form 20-F.
Rights of our Preferred Shares
Our preferred shares are non-voting, except with regard to certain limited matters for as long as we are listed on the Level 2 segment of the B3.
Our preferred shares have the following additional rights as compared to our common shares:
•the right to be included in a takeover bid resulting from the Disposal of the Company’s Control under the same conditions and for a price per share equal to seventy-five (75) times the price per common share paid to the Disposing Controlling Shareholder;
•in case the Company is wound up, capital refund priority over the common shares, in the amount corresponding to the multiplication of the Company’s share capital by the Dividends Distribution to which the preferred shares issued by the Company are entitled to. After the priority refund over the capital for preferred shares and the refund of the capital over the common shares, the preferred shares will have right to refund of amounts equivalent to the multiplication of the remaining assets to which the shareholder is subject to due to the Dividends Distribution that the preferred shares would be entitled to. For the sake of clarification, the amounts paid to preferred shares as priority shall be considered for purposes of the calculation of the total amount to be paid to the preferred shares in case of the Company’s wind up; and
•the right to receive dividends 75 times greater than the dividends payable on each common share, as described in the section below entitled “Dividend Rights”.
Reimbursement and Right of Withdrawal
Under Brazilian corporate law, “dissenting shareholders” including shareholders who have no voting rights have the right to withdraw from a company and receive full reimbursement for the value of all their shares in certain circumstances. For purposes of this right of withdrawal, “dissenting shareholders” include shareholders who vote against a specific resolution, as well as those who abstain from voting or fail to appear at the shareholders’ meeting.
This right of withdrawal and reimbursement arises if any of the following matters are decided upon at a shareholders’ meeting:
1.    creation of a new class of preferred shares or a disproportionate increase in an existing class of preferred shares relative to other classes of shares, unless such action is provided for in or authorized by our bylaws, which, as of the date hereof, was not the case;
2.    modification to the preference, privilege or conditions for redemption or amortization granted to one or more classes of preferred shares, or the creation of a new class of preferred shares with greater privileges than the existing classes of preferred shares;
3.    reduction of the mandatory dividend;
4.    consolidation or merger into another company;
5.    participation in a group of companies (grupo de sociedades), as defined by Brazilian corporate law;
6.    the transfer of all shares to another company or receipt of shares by another company, in such a way as to make the company whose shares were transferred a wholly-owned subsidiary of the other;
7.    changes to our corporate purpose; or

8.    a spin-off that results in (i) a change to our corporate purpose (unless the spun-off company’s assets and liabilities are transferred to a company that has substantially the same corporate purpose); (ii) a reduction in any mandatory dividend (although in our case, our preferred shares do not carry mandatory dividends); or (iii) any participation in a group of companies.
In the case of items 1. and 2. above, only holders of the class or type of shares adversely affected may exercise a right of withdrawal.
The right of withdrawal also arises if a spin-off or merger occurs but the new company fails to register as a public stock corporation (and, if applicable, fails to list its shares on the stock exchange) within 120 days of the date of the shareholders’ meeting that approved the spin-off or merger.
In the event that our shareholders approve any resolution for us to:
•consolidate or merge with another company;
•transfer all our shares to another company or acquire all the shares of another company; or
•become part of a group of companies,
then any dissenting shareholder may exercise a right of withdrawal, but only if that shareholder’s class of shares fails to satisfy certain liquidity tests at the time of the shareholders’ meeting approving the merger, acquisition, sale or consolidation.
The right of withdrawal expires 30 days after publication of the minutes of the shareholders’ meeting that approved the relevant event. In addition, any resolution regarding items 1. or 2. above requires ratification by the majority of shareholders holding preferred shares at a special shareholders’ meeting to be held within one year. In such cases, the 30-day deadline begins on the date of publication of the minutes of the special shareholders’ meeting. If we were to believe that the exercise of withdrawal rights would be prejudicial to our financial stability, we would have ten days after the expiration of that 30-day deadline to reconsider the resolution that triggered the withdrawal rights.
Brazilian corporate law provides that in order for any withdrawal rights to be exercised, any shares to be withdrawn and redeemed must have a value greater than the book value per share, calculated by reference to the latest balance sheet approved at a shareholders’ meeting. If more than 60 days have passed since the date of that balance sheet, the shareholders wishing to exercise the withdrawal right may request a new valuation.
The sale of our controlling stake in ALAB to a third party would be considered a change in our corporate purpose, which would give our shareholders withdrawal rights.
Capital Increases and Preemptive Rights
Each of our shareholders has preemptive rights to subscribe for any new shares that increase our capital stock (and any warrants or other securities convertible into new shares) in direct proportion to the equity interest held by them. Preemptive rights may be exercised during the period of up to 30 days following the publication of notice of the capital increase. If the capital increase applies in equal proportion to all existing types and classes of shares, each shareholder’s preemptive rights would apply only to the type and class of shares currently held by such shareholder. If, however, an exercise of preemptive rights would result in a change to the proportional composition of our capital stock, the preemptive rights may be exercised over the types and classes identical to those already held by the shareholders only. The preemptive rights may only extend to any other shares if necessary to ensure the shareholders receive the same proportion of our capital stock as they had prior to the increase in capital. If the shares being issued are of types and classes that are different from the existing shares, each shareholder may exercise preemptive rights (in proportion to the shares currently held) over all the types and classes of shares being issued.

Our bylaws provide that the preemptive rights may be excluded, or the deadline for exercise may be shortened, if we issue shares (or warrants or other securities convertible into new shares) through a public offering or a sale on a stock exchange, or by means of an exchange for shares in a public tender offer or acquisition of control.
In addition, the grant of options to purchase shares under stock option plans does not give rise to preemptive rights.
Mandatory Conversion of Preferred Shares into Common Shares
Pursuant to Article 55 of our bylaws that was approved by our shareholders on February 25, 2025 as contemplated by the terms of the Restructuring Transactions, all our preferred shares will automatically convert into common shares on the earliest of the following:
•the effective date of a “Business Combination” (meaning any merger, acquisition, or other corporate reorganization between us and another company or business (including subsidiaries) in the same industry, which is or was on December 17, 2024, listed or publicly traded on any stock exchange in the United States or Brazil);
•May 1, 2026 (the "Initial Deadline"), unless by April 30, 2026, we have entered into a binding agreement for a Business Combination and, if needed, obtained approval from the competition authorities. If this happens, the Initial Deadline will be extended to the date that is 10 business days after the agreement is terminated (if applicable); or
•September 15, 2026.
Following the mandatory conversion, our share capital will consist only of common shares, and we will no longer have any preferred shares outstanding, and we will not be able to issue any new preferred shares. Any provisions in our bylaws related to preferred shares will also no longer apply.
The conversion ratio for each preferred share (i.e. the rate at which preferred shares will be converted into common shares) will be calculated by dividing (i) the “Total Adjusted Converted Preferred Shares” by (ii) the “Total Base Non-Converted Preferred Shares.” Any fractional shares resulting from the conversion will be rounded down to the nearest whole share.
The calculation will use the following terms:
•“Adjusted Common Shares Percentage”: the Base Common Shares Percentage, plus four percent;
•“Base Common Shares Percentage”: the percentage obtained by dividing the Total Common Shares by the total of the Total Common Shares and the Total Base Converted Preferred Shares;
•“Total Common Shares”: the number of common shares issued on the Conversion Date before the conversion of all preferred shares;
•“Adjusted Total Converted Preferred Shares”: the total number of common shares that preferred shareholders will receive in exchange for the non-converted preferred shares;
•“Total Base Converted Preferred Shares”: Seventy-five (75) times the Total Base Preferred Shares Not Converted; and
•“Total Base Non-Converted Preferred Shares”: the total number of preferred shares issued, including those from any Restructuring Transactions.

Pursuant to our capital structure as currently in effect, holders of preferred shares have the right to receive dividends that are 75 times greater than the dividends attributed to each common share and holders of our common shares that are fully paid-in may convert them into preferred shares, at the ratio of 75 common shares for 1 preferred share, subject to the terms of our bylaws. Therefore, in general terms, pursuant to the our bylaws, our each preferred share carries 75 times the economic rights of a common share. Upon the mandatory conversion of our share capital Into a single class of shares as described above, the pre-conversion holders of our common shares would, following such mandatory conversion, hold common shares with an economic interest in the Company equal to (i) the same economic interest that such shareholders held prior to such mandatory conversion, plus (ii) an additional 4% economic interest in the Company.
Dividend Rights
Dividends are allocated and distributed in accordance with Brazilian corporate law and our bylaws. According to Brazilian corporate law and our bylaws, our board of directors makes a recommendation to the annual shareholders’ meeting regarding the allocation of our net income for the preceding fiscal year, and the shareholders’ meeting decides upon the allocation. Under Brazilian corporate law, our board of directors may also approve intermediary dividend distributions.
Brazilian corporate law defines “net income” as the results for the fiscal year after deducting accrued losses, the provisions for income and social contribution taxes for that year and any amounts allocated to profit sharing payments to employees and management. Management is only entitled to any profit-sharing payment, however, after the shareholders are paid the mandatory dividend referred to below.
Brazilian corporate law requires the bylaws of a Brazilian company to specify a minimum percentage of available profits to be allocated to the annual distribution of dividends, known as mandatory dividends. The mandatory dividend must be paid to shareholders either as dividends or as interest on shareholders’ equity. The basis of the mandatory dividend is a percentage of income, adjusted according to Article 202 of Brazilian corporate law. Under our bylaws, we must distribute every year at least 0.1% of our adjusted net income from the previous fiscal year as a dividend. Brazilian corporate law allows a company to suspend distribution of mandatory dividends if the board of directors advises the annual shareholders’ meeting that the distribution would not be advisable given the company’s financial condition. The fiscal council, if one is in place, must review any suspension of the mandatory dividend, and management must submit a report to the CVM setting forth the reasons for the suspension of dividends. Net income that is not distributed due to a suspension is allocated to a separate reserve account and, if not absorbed by subsequent losses, must be distributed as dividends as soon as the financial condition of the company permits.
Brazilian corporate law and our bylaws require us to hold an annual shareholders’ meeting by the fourth month following the closing of each fiscal year, in which, among other matters, shareholders must decide upon the distribution of annual dividends. The calculation of annual dividends is based on our audited consolidated financial statements for the immediately preceding fiscal year. Each holder of shares at the time a dividend is declared is entitled to receive dividends. In our case, holders of preferred shares have the right to receive dividends that are 75 times greater than the dividends attributed to each common share. Under Brazilian corporate law, dividends are generally required to be paid within 60 days from the date on which the dividend is declared, unless the shareholders’ resolution establishes another payment date. The dividend must be paid at the latest before the end of the year in which it is declared.
Shareholders have three years from the date of payment to claim their dividends or interest on shareholders’ equity, after which the unclaimed dividends or interest revert to us.

Voting Rights
Each of our common shares entitles the holder to cast one vote at our shareholders’ meetings. Our preferred shares have no voting rights, except with regard to the following matters for as long as we are listed on the Level 2 segment of the B3:
(i)any direct conversion, consolidation, spin-off or merger of Azul;
(ii)approval of any agreement between our company and our controlling shareholder(s) or parties related to the controlling shareholder, to the extent that Brazilian corporate law or our bylaws require that the agreement be submitted to the approval of a general shareholders’ meeting;
(iii)the valuation of any assets to be contributed to our company in payment for shares issued in a capital increase;
(iv)the appointment of an expert to ascertain the value our shares in connection with (A) a mandatory tender offer; (B) a delisting and deregistration transaction; or (C) any decision to cease to adhere to the requirements of the Level 2 segment of the B3;
(v)any change in, or the revocation of, provisions of our bylaws that results in the violation of certain requirements of the Level 2 segment of the B3, as summarized in “Item 9.C—Markets” of our 2024 Form 20-F;
(vi)any change in, or the revocation of, provisions of our bylaws that amends or modifies any of the requirements provided for in (A) Paragraphs Nine, Ten, Eleven and Twelve of Article 5 (restricted voting rights attached to preferred shares); (B) Article 12 (extraordinary measures requiring shareholder approval); and (C) Article 14 (governance of special shareholders’ meetings) of our bylaws;
(vii)any change in, or the revocation of, provisions of our bylaws that amends or modifies any of the requirements provided for in (A) Paragraph Two of Article 15 (compensation of officers); (B) Article 29 (composition of our compensation committee), (C) Article 30 (functions of our compensation committee); (D) Article 31 (composition of our ESG committee); and (E) Article 32 (functions of our ESG committee) of our bylaws; and
(viii)the compensation of our officers in accordance with Paragraph Two of Article 15 of our bylaws.
Items (i) through (vii) listed above are considered “special matters.” Items (i) through (vi) require previous approval of a special preferred shareholders’ meeting if our controlling shareholder holds shares representing a dividend percentage equal to or less than 50%, and item (vii) always requires previous approval of a special preferred shareholders’ meeting.
In addition to the foregoing, the rights conferred on the preferred shareholders by the following articles of Brazilian corporate law may be exercised by our shareholders holding shares representing a percentage of dividend shares equal to the percentage of outstanding capital stock: (i) Article 4th-A, caput (new valuation in the event of a public offer for the acquisition of shares for the closing of capital), (ii) Article 105 (filing lawsuits for access to corporate books), (iii) Sole Paragraph, items (c) and (d) of Article 123 (convening an ordinary shareholders’ meeting), (iv) 3rd Paragraph of Article 126 (requesting a shareholders’ directory), (v) 1st Paragraph of Article 157 (requesting information from management at the annual shareholders’ meeting), (vi) 4th Paragraph of Article 159 (filing a lawsuit against directors), (vii) 2nd Paragraph of Article 161 (establishing a fiscal council), (viii) 6th Paragraph of Article 163 (requesting the provision of information by the fiscal council), (ix) Item II of Article 206 (proposing a dissolution action), and (x) 1st Paragraph, item (a) of Article 246 (filing an action for liability and redress against a parent company).
Under Brazilian corporate law, shares with no voting rights or restricted voting rights (which would include our preferred shares) carry unrestricted voting rights in the event the company fails, for three consecutive years, to pay the privileged minimum or fixed dividends to which the shares are entitled, if any. Our preferred shares are not entitled to privileged minimum or fixed dividends and accordingly do not carry unrestricted voting rights if our Company fails to distribute the mandatory dividend (which is applicable to both common and preferred shares).

Brazilian corporate law also provides that any change in the rights of preferred shareholders, or any creation of a class of preferred shares with greater privileges than the existing preferred shares, must be approved by the holders of common shares at a shareholders’ meeting. Any such approval only becomes legally effective once it has been ratified by the majority of shareholders holding preferred shares at a special shareholders’ meeting.
Under Brazilian corporate law, minority holders of our preferred shares (with no voting rights or restricted voting rights) jointly representing at least 10% of our total capital stock have the right to elect one member of our board of directors in a separate voting process. Preferred shareholders have the right to elect two members of our board of directors in a separate voting process, pursuant to our bylaws. In addition, minority shareholders whose holding of our common shares represents at least 15% of our total voting capital stock have the right to elect one director in a separate voting process. Holders of preferred shares and common shares that represent 10% of the total share capital may combine their holdings in order to benefit from these rights.
In addition, Brazilian corporate law provides that the following rights of shareholders may not be altered either in the bylaws or by shareholders’ resolutions:
•the right of holders of common shares to vote at general shareholders’ meetings;
•the right to participate in the distribution of dividends (including interest paid on our capital), and to share in our remaining assets in case of liquidation;
•the right to subscribe for shares (or securities convertible into shares) in the circumstances summarized above; and
•the withdrawal rights summarized above.
Rights other than these unalterable rights may be granted or excluded in the bylaws or by shareholders’ resolutions.
Shareholders’ Meetings
Our board of directors has the power to call shareholders’ meetings. Notice of shareholders’ meetings must be published at least three times in a newspaper of general circulation (currently Folha de São Paulo), pursuant to Law 13,818, dated as of April 24, 2019, in force since January 1, 2022, which waives publication in the official newspaper. Our shareholders’ meetings are held at our headquarters, in the city of Barueri, State of São Paulo. Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares entitling them to vote.
Certain extraordinary matters must be approved by shareholders holding preferred shares through an extraordinary shareholders’ meeting. In the first instance, our preferred shareholders representing at least 25% of our preferred shares may call an extraordinary shareholders’ meeting. In the second instance, our preferred shareholders representing any number of our preferred shares may call an extraordinary shareholders’ meeting, subject to the regulations of the Level 2 segment of the B3. If a specific quorum is not required by Brazilian corporate law or the regulations of the Level 2 segment of the B3, resolutions may pass by a majority vote of the preferred shareholders present.

Shareholders’ Agreement
General
On May 25, 2012, and as amended from time to time, our principal shareholder entered into an Investment Agreement with TRIP’s former shareholders, referred to herein as the Investment Agreement, which provides TRIP’s former shareholders with certain rights related to the control of our company. On June 26, 2015, the Investment Agreement was amended by the Fourth Amendment to the Investment Agreement to include Calfinco as a party, and on August 3, 2016, the Investment Agreement was amended by the Fifth Amendment to the Investment Agreement to include Hainan as a party. This agreement, as amended, provided that upon the effectiveness of an initial public offering, we and our current shareholders will be obligated in connection therewith to execute an agreed form of Shareholders’ Agreement that is attached to the Investment Agreement, referred to herein as the Shareholders’ Agreement. The Shareholders’ Agreement was executed on September 1, 2017 and will remain in effect until the earlier of: (i) twenty years as of the date of its execution; or (ii) with respect to TRIP’s former shareholders’ rights under the Shareholders’ Agreement, such time as TRIP’s former shareholders together hold less than 5% of our common shares. For purposes of the discussion below, we refer to: (i) Mr. Neeleman and TRIP’s former shareholders together as the Principal Common Shareholders; and (ii) Calfinco and Hainan together as the Principal Preferred Shareholders. All common shares held by the Principal Common Shareholders at the date of the Shareholders’ Agreement, or which they may acquire in the future, and all preferred shares held by the Principal Preferred Shareholders at the date of the Shareholders’ Agreement, or which they may acquire in the future, are subject to the Shareholders’ Agreement.
Under the Shareholders’ Agreement, for as long as TRIP’s former shareholders collectively hold at least 5% of our common shares, a majority of TRIP’s former shareholders is required in order to approve any changes that, by amending the following provisions of our bylaws, may materially affect the rights of TRIP’s former shareholders:
•the quorum required for decisions of our board of directors;
•the powers of our board of directors; and
•the rules for calling, installing or reducing powers and other provisions regarding the meetings of our board of directors.
Furthermore, under the Shareholders’ Agreement, for as long as TRIP’s former shareholders collectively hold at least 5% of our common shares, changes to our bylaws that change the total number of directors of our board of directors, which must remain composed of 14 members, must necessarily be approved by a majority of TRIP’s former shareholders. However, a majority of TRIP’s former shareholders is not necessary to approve an amendment that increases the size of our board of directors if TRIP’s former shareholders are guaranteed representation proportional to that which they had before such amendment.
In June 2018, we announced a secondary public offering pursuant to which Hainan sold 19,379,335 ADSs representing all of Hainan’s preferred shares held in our Company. The offering price was US$16.15 per ADS and no other shareholder of Azul sold its ADSs or preferred shares in the offering. As a result, Hainan is no longer bound to our Shareholders’ Agreement nor has the right to appoint any members of our board of directors. Consequently, the three members of our board of directors appointed by Hainan and elected in 2016 resigned to their positions in June 2018, following the closing of the offering.
In March 2021, we announced an amendment to the shareholders’ agreement where Hainan is no longer a shareholder of the Company, and therefore Hainan has no further rights and obligations under this Agreement and Calfinco US transferred all the rights to Calfinco Cayman.

Election of Board Members
As a general rule, pursuant to the Shareholders’ Agreement, a person who has a relationship (including as an investor, manager, executive, employee, consultant or representative) with any of our competitors or their subsidiaries may not serve as a member of our board, unless the competitor or its subsidiary is one of our shareholders or an affiliate of a shareholder.
Election of Board Members by David Neeleman
For so long as TRIP’s former shareholders have the right to elect one or more directors pursuant to the mechanisms described above and subject to Calfinco’s right to appoint members of the board of directors, Mr. Neeleman may appoint the remaining members of the board of directors of the Company along with their alternates, and may dismiss or replace any of those members. In the event that the other holders of common shares or preferred shares exercise their right for multiple vote procedure in the election of members of the board of directors, in accordance with Brazilian corporate law, the number of directors elected by such shareholders shall be deducted from the number of directors that Mr. Neeleman has the right to appoint. Directors nominated by Mr. Neeleman shall qualify as Independent Directors, except if the minimum number of Independent Directors have already been reached pursuant to the nominations by the other shareholders.
Election of Board Members by TRIP’s Former Shareholders
The Shareholders’ Agreement provides that all the Principal Common Shareholders and the Principal Preferred Shareholders must vote in favor of electing directors as follows:
•so long as TRIP’s former shareholders collectively hold at least 20% of our common shares, they may appoint three directors, along with their alternates, and may dismiss or replace any of those three directors;
•if TRIP’s former shareholders collectively hold at least 10%, but less than 20% of our common shares, they may appoint two directors, along with their alternates, and may dismiss or replace both of those directors; and
•if TRIP’s former shareholders collectively hold at least 5%, but less than 10% of our common shares, they may appoint one director, plus an alternate, and may dismiss or replace such director.
Election of Board Members by Calfinco
The Shareholders’ Agreement provides that all the Principal Common Shareholders and the Principal Preferred Shareholders must vote in favor of electing directors as follows:
•So long as Calfinco holds at least 50% of the preferred shares resulting from the conversion of Class C preferred shares that were held as of August 3, 2016, Calfinco may appoint one director, along with his or her alternate, and may dismiss or replace this director.
Transfers of Shares
The tag-along right and right of first offer described below do not apply to transfers of common shares to the Principal Preferred Shareholders or to affiliates of the Principal Common Shareholders.
Tag-Along Rights
If Mr. Neeleman intends to sell any of his common shares to a third party, he must give TRIP’s former shareholders an opportunity (i) to participate in the sale on the same terms and (ii) to sell an equivalent amount of common shares so that the proportion of common shares between Mr. Neeleman and TRIP’s former shareholders remains the same. TRIP’s former shareholders must give Mr. Neeleman the same opportunity if they intend to sell any of their common shares.

Rights of First Offer
If Mr. Neeleman intends to sell any common shares in such a manner that, after such sale, the common shares held by Mr. Neeleman come to represent less than 50% plus one of our common shares, in each subsequent sale of common shares, he must first offer those shares to TRIP’s former shareholders before offering them to any third party. His offer to TRIP’s former shareholders must specify the number of common shares he intends to sell, the intended price per share, the payment conditions and any other relevant conditions. TRIP’s former shareholders may then purchase those shares at or above the specified terms, as described in the Shareholders’ Agreement.
If TRIP’s former shareholders wish to sell any of their common shares, they must first offer those shares to Mr. Neeleman before offering them to any third party. Their offer to Mr. Neeleman must specify the number of common shares they intend to sell, the intended price per share, the payment conditions and any other relevant conditions. Mr. Neeleman may then purchase those shares at or above the specified terms.
If either Mr. Neeleman or TRIP’s former shareholders, as the case may be, decline the right of first offer, the seller may pursue the intended sale to the third party at or above the price originally contemplated.
Termination
The Shareholders’ Agreement will remain in effect until the earlier of twenty years as of the date of its execution or, with respect to TRIP’s former shareholders’ rights under the Shareholders’ Agreement, such time as TRIP’s former shareholders together hold less than 5% of our common shares.
Supplemental Shareholders' Agreement
On April 8, 2025, a Supplemental Shareholders' Agreement was entered between Mr. Neeleman and the TRIP Parties, with the Company as an intervening party. Pursuant to the Supplemental Shareholders’ Agreement, Mr. Neeleman (and thereby, the Neeleman Parties) and the TRIP Parties (including for this purpose Jose Mario Caprioli dos Santos) agreed, among other matters, commencing as the annual general shareholders' meeting of the Company to be held in 2025 and continuing for so long as the Shareholder Support Agreement remains in effect, to vote all common shares held by each of them with respect to (1) a reduction in the size of our board of directors to nine members, (2) the right of the TRIP Parties, collectively, to appoint one member of the board of directors, (3) the obligation of the TRIP Parties to appoint (a) both of the members of the board of directors designated by the Supporting Bondholders that are named in the Support Agreement (or any successor director, if applicable) (if the TRIP Parties have the right under the Shareholders' Agreement to appoint three members of the board of directors), or (b) one of the members of the board of directors designated by the Supporting Bondholders that are named in the Support Agreement (or any successor director, if applicable) (if the TRIP Parties have the right under the Shareholders' Agreement to appoint two members of the board of directors), and (4) the right of Mr. Neeleman to appoint five members of the board of directors, one of whom shall serve as Chairman of the board of directors and at least one of whom shall be an independent director, and, depending on the percent ownership of the Issuer held by the TRIP Parties, to appoint one member of the board of directors designated by the Supporting Bondholders that is named in the Support Agreement (or any successor director, if applicable). Pursuant to the terms of the Supplemental Shareholders' Agreement, the members of the board of directors named in the Support Agreement (or any successor director, if applicable) shall be independent. In addition, pursuant to the terms of the Supplemental Shareholders Agreement, the TRIP Parties shall have the right to appoint one individual to attend board of directors meetings as an observer to the board of directors, under the terms of paragraph 4 to article 17 of the Bylaws, and Mr. Neeleman undertakes to ensure that the members of the board of directors appointed by him vote in favor of the appointment of such observer.
The Supplemental Shareholders' Agreement further provides that Mr. Neeleman and the TRIP Parties will convene a preliminary meeting prior to each meeting of the board of directors and (1) minutes drawn up of the decisions taken at such preliminary meeting shall serve as voting instructions for the members of the board of directors elected by Mr. Neeleman and the TRIP Parties under the terms of the Supplemental Shareholders' Agreement and (2) all decisions approved at such preliminary meeting shall constitute voting agreements and shall bind the vote of the members of the board of directors elected by the TRIP Parties at the respective board meeting, and the TRIP Parties shall cause the members of the board of directors elected by them to vote at the meeting of the board in accordance with such decisions.

Shareholder Support Agreement relating to Restructuring Transactions
In connection with the Restructuring Transactions, David Neeleman, Saleb, Trip Participações, Trip Investimentos, Rio Novo and the Company (as an intervening and consenting party) entered into a shareholder support agreement dated January 28, 2025, which we referred to herein as the Shareholder Support Agreement, pursuant to which the relevant parties agreed to carry out all actions as are necessary or appropriate, to support the implementation of the governance conditions set forth therein. In addition, pursuant to the Shareholder Support Agreement, the shareholder party thereto agreed between themselves that the maximum number of directors on the board of directors shall be as provided in the governance conditions.
Each shareholder party to the Shareholder Support Agreement agreed to attend and participate in the applicable meetings of the shareholders of the Company, including any special meeting of holders of our preferred shares to, among other things, (i) vote all of such shareholder’s securities in favor of the approving and taking the necessary corporate actions to implement the governance conditions, (ii) vote against the removal of any Appointed Directors, and (ii) refrain from calling any meetings of the shareholders of the Company that might frustrate, oppose or prevent the implementation of the governance conditions.
The Shareholder Support Agreement is effective from and after January 28, 2025 until the date of the implementation of the dual-class sunset provision included in Article 55 of our bylaws (which, for the avoidance of doubt, consists on the effectiveness of the conversion of all outstanding preferred shares into a single class of voting shares of the Company). During such term, each shareholder party to the Shareholder Support Agreement agreed, among other things, not to dispose of any shares issued by the Company unless the acquirer agrees to be bound by the Shareholder Support Agreement.
The governance conditions that the shareholders agreed to support include:
(i)the election of Mr. James Jason Grant as a member of our board of directors (which occurred on February 25, 2025);
(ii)the appointment of Mr. Jonathan Seth Zinman as an observer to the board of directors (which occurred on February 25, 2025);
(iii)in our annual general meeting to be held in April 2025, the reduction of the size of our board of directors to nine members and the re-election of Mr. James Jason Grant as a member of our board of directors and the election of Mr. Jonathan Seth Zinman as a member of our board of directors;
(iv)to approve our amended bylaws (including the dual class sunset provision included in Article 55 of our amended bylaws) and the management incentive plan in a shareholder meeting (each of which occurred on February 25, 2025); and
(v)prior to the election of a new board of directors following the implementation of a single-class structure contemplated by Article 55 of our bylaws, and so long as one or both of the Appointed Directors are member of the board of directors, the approval of at least one Appointed Director shall be required at any meeting of the board of directors involving the approval of certain reserved matters or the submission of any such reserved matter to the vote of the shareholders of the Company. The reserved matters include:
(1)the entry into by the Company of a binding agreement for certain business combination transactions;
(2)to approve or propose to any shareholder meeting any issuance of, or any changes to the rights of, common or preferred shares of the Company or securities convertible or exchangeable into shares of the Company (other than any share to be issued in connection with the Restructuring Transactions);
(3)to propose to any shareholder meeting any bylaw amendment that affects the rights of the shares of the Company, including the preferred and common shares and any securities convertible or exchangeable into shares of the Company;

(4)to propose to any shareholder meeting any bylaw amendment that adversely affects the governance conditions;
(5)interim or intermediate distribution of dividends or interest on net equity (juros sobre o capital próprio) in excess of the Company’s minimum mandatory dividend;
(6)appointing a new independent auditor to the Company;
(7)to propose to a shareholder meeting the creation of additional share-based incentive plans for the management (other than the management incentive plan agreed to as part of the Restructuring Transactions); and
(8)any amendment, modification or waiver to the Shareholder Support Agreement.
AMERICAN DEPOSITARY SHARES
The following summary contains a description of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement with Citibank, N.A., our depositary, and the form of American Depositary Receipt, which is filed as an exhibit to our 2024 Form 20-F. The depositary will register and deliver the ADSs. The principal executive office of the depositary is located at 388 Greenwich Street, New York, New York 10013.
Each ADS represents the right to receive three preferred shares (which ratio may be changed, as described below) in registered form, deposited with the office of Itaú Corretora de Valores S.A. as custodian for the depositary. Each ADS will also represent the right to receive any other securities, cash or other property which may be received on behalf of the owner of the ADSs but not distributed by the depositary to the owners of ADSs because of legal restrictions or practical considerations.
The preferred shares are listed for trading on the Level 2 listing segment of the B3, and the ADSs are listed for trading on the NYSE.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Brazilian law governs shareholder rights. The depositary, the custodian and their respective nominees will be the holders of the preferred shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder and beneficial owner rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or through your broker or other financial institution, or (b) by holding ADSs in DRS. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly, by means of an ADR registered in your name. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on preferred shares or other deposited securities, after deducting its fees and expenses and any taxes and government charges. You will receive these distributions in proportion to the number of preferred shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our preferred shares) set by the depositary with respect to the ADSs.
•Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the preferred shares or any net proceeds from the sale of any preferred shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars, if it can do so on a practicable basis and can transfer such U.S. dollars to the United States and will distribute the amount thus received. If such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained, the deposit agreement allows the depositary to either distribute the foreign currency only to those ADS holders to whom it is possible to do so, or hold or cause the custodian to hold the foreign currency for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. The depositary will not invest the foreign currency and will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, will be deducted. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•Shares. For any preferred shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing the right to receive such preferred shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional preferred shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell preferred shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed preferred shares sufficient to pay its fees and expenses in connection with that distribution. There can be no assurance that you will be given the opportunity to receive distributions under the same terms and conditions as the holders of preferred shares.
•Elective Distributions in Cash or Shares. If we offer holders of our preferred shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice from us as described in the deposit agreement of such elective distribution by us, and if we have indicated that we wish to make such elective distribution available to you, has discretion to determine to what extent such elective distribution is lawful and reasonably practicable, and thus, whether it can be made available to you as a holder of the ADSs. The depositary will not make such elective distribution to you until we first timely instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is lawful to do so. The depositary could decide it is not lawful or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the preferred shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing the right to receive preferred shares in the same way as it does in a share distribution. The depositary will not be obligated to make available to you a method to receive the elective dividend in preferred shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of preferred shares.

•Rights to Purchase Additional Shares. If we offer holders of our preferred shares any rights to subscribe for additional shares, the depositary shall, having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and determine whether it is lawful and reasonably practicable to make these rights available to you. The depositary will not make rights available to you unless we first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is lawful and reasonably practicable to do so, and such other documentation as is provided in the deposit agreement. If it is not lawful and reasonably practicable to make the rights available but it is lawful and reasonably practicable to sell the rights, the depositary will attempt to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for preferred shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place. On February 21, 2025, we entered into an omnibus restricted ADS letter agreement with the depositary which establishes procedures pursuant to which the depositary agrees to the deposit of preferred shares that constitute restricted securities under U.S. securities laws and the issuance of restricted ADSs, subject to the terms of such letter agreement.
There can be no assurance that you will be given rights on the same terms and conditions as the holders of preferred shares or be able to exercise such rights.
•Other Distributions. Subject to receipt of timely notice and satisfactory documents by the depositary, as described in the deposit agreement, from us with our request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary may attempt to sell all or a portion of the distributed property sufficient to pay its fees and expenses in connection with that distribution. If any of the conditions above are not met, the depositary will attempt to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.
The depositary is not responsible if it is unlawful or impracticable to make a distribution available to any ADS holders. We have no obligation to register ADSs, preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, preferred shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our preferred shares or any value for them if we or the depositary determine that it is not lawful or not practicable for us or the depositary to make them available to you. The depositary will hold any cash amounts or property it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until a distribution can be effected or such amounts and property that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Deposit, Withdrawal and Cancellation
Which shares shall be accepted for deposit?
No preferred shares shall be accepted for deposit unless accompanied by confirmation or such additional evidence, if any is required by the depositary, that is reasonably satisfactory to the depositary and the custodian that all conditions to such deposit have been satisfied by the person depositing such preferred shares under the laws and regulations of Brazil and any necessary approval has been granted by the CVM, the Central Bank or any governmental body in Brazil, if any, which is then performing the function of the regulator of currency exchange.
The depositary shall not be required to accept for deposit or maintain on deposit with the custodian (a) any fractional preferred shares or fractional deposited securities, or (b) any number of preferred shares or deposited securities which, upon application of the ratio of ADSs to deposited securities, would give rise to fractional ADSs.
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits preferred shares or evidence of rights to receive preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and upon presentation of the applicable deposit certification, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Your ability to deposit shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.
How do ADS holders cancel an ADS?
You may present (or provide appropriate instructions to your broker to present) your ADSs to the depositary for cancellation and then receive the corresponding number of underlying preferred shares at the custodian’s offices. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the preferred shares and any other deposited securities underlying the ADSs to you or a person you designate. The depositary may ask you to provide documents as the depositary may deem appropriate before it will cancel your ADSs and deliver the underlying preferred shares and any other property.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs and provided the continued availability of certified ADSs in the U.S., the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
If certain conditions in the deposit agreement are satisfied as further described below, you may instruct the depositary to vote the preferred shares or other deposited securities underlying your ADSs at any meeting at which holders of preferred shares or other deposited securities are entitled to vote pursuant to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the preferred shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the preferred shares. Our preferred shares have limited voting rights.

Upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our bylaws and other constitutive documents, and the provisions of or governing the deposited securities (which provisions, if any, shall be summarized in pertinent part by us), to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given. Voting instructions may be given only in respect of a number of ADSs representing an integral number of preferred shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified by the depositary in its notice to ADS holders. The depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, our bylaws and the provisions of or governing the deposited securities, to vote or cause the custodian to vote the preferred shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct provided that if the depositary timely receives voting instructions from you that fail to specify the manner in which deposited securities are to be voted, you will be deemed to have instructed the depositary to vote in favor of the items in the voting instructions. Preferred shares or other deposited securities represented by ADSs for which no specific voting instructions are received by the depositary from the ADS holder shall not be voted except as provided below. Without limiting any of the foregoing, to the extent the depositary does not receive voting instructions from ADS holders, the depositary will take such actions as are necessary, upon our written request and subject to applicable law and the terms of the deposited securities, to cause the amount of shares represented by ADSs of those ADS holders to be counted for the purpose of satisfying applicable quorum requirements.
If (i) we make a timely request to the depositary as contemplated above and (ii) no timely voting instructions are received by the depositary from you with respect to the deposited securities represented by your ADSs on or before the date established by the depositary for such purpose, the depositary shall deem you to have instructed the depositary to give a discretionary proxy to a person designated by our board of directors with respect to such deposited securities and the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, our bylaws and the provisions of the deposited securities, to give or cause the custodian to give a discretionary proxy to a person designated by our board of directors to vote such deposited securities; provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which our board of directors informs the depositary that (x) the we do not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of preferred shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the preferred shares underlying your ADSs. In addition, there can be no assurance that you will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our preferred shares.
The depositary and its agents are not liable for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the preferred shares underlying your ADSs are not voted as you request.

Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADSs, any surrender of ADSs and withdrawal of deposited securities or the termination of the deposit agreement.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADSs or to release securities on deposit until all taxes and charges are paid by you. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may be required to fulfill legal obligations.
Each ADS holder will be responsible for the payment and/or reimbursement of any and all taxes effectively paid or incurred by us, the Depositary or the Custodian (including as a result of the execution of any symbolic foreign exchange transaction (operação simbólica de câmbio)) related to or as a result of a deposit of preferred shares and/or withdrawal or sale of deposited property by such ADS holder. Each ADS holder will be responsible for the reporting of any false or misleading information, or the failure to report required information relating to foreign exchange transactions to the custodian or the Central Bank, as the case may be, in connection with deposits or withdrawals of deposited securities.
If we change the nominal or par value of, split-up, cancel, consolidate or otherwise reclassify any of the deposited securities, or if we recapitalize, reorganize, merge, consolidate or sell our assets, any property which shall be received by the depositary or the custodian in exchange for, or in conversion of, or replacement of, or otherwise in respect of, the deposited securities shall, to the extent permitted by law, be treated as new deposited property under the deposit agreement, and the ADSs shall, subject to the provisions of the deposit agreement, any ADR(s) evidencing such ADSs and applicable law, represent the right to receive such additional or replacement deposited property. In connection with the foregoing, we may (i) issue and deliver additional ADSs as in the case of a stock dividend on the preferred shares, (ii) amend the deposit agreement and the applicable ADR(s), (iii) amend the applicable registration statement(s) in respect of the ADSs, (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs.

Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. The depositary will not consider to be materially prejudicial to your substantial rights any modification or supplement that are reasonably necessary for the ADSs to be registered under U.S. laws, in each case without imposing or increasing the fees and charges you are required to pay. In addition, the depositary may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In such cases, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver preferred shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. At any time after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and the custodian thereunder. The obligations of ADS holders and beneficial owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented to the depositary for cancellation under the terms of the deposit agreement and the ADS holders have satisfied any and all of their obligations thereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time, when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable request to the extent not prohibited by law.

Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary and the custodian. We, the depositary and the custodian:
•are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our bylaws or other constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);
•are not obligated to perform any act that is inconsistent with the terms of the deposit agreement;
•are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or other constituent documents or provisions of or governing deposited securities;
•disclaim any liability for any action or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting preferred shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by any of us in good faith to be competent to give such advice or information;
•are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement;
•disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs;
•may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;
•are not obligated to appear in, prosecute or defend any action with respect to deposited property or the ADSs, except under the circumstances set forth in the deposit agreement; and
•are not liable for any action or failure to act by any ADS holder relating to the ADS holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal or any failure to report foreign exchange transactions to the Central Bank, as the case may be.

The depositary and any of its agents also disclaim any liability (i) with respect to Brazil’s system of share registration and custody, including any liability in respect of the unavailability of deposited securities (or any distribution in respect thereof), (ii) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (iii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iv) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (v) for any tax consequences that may result from ownership of ADSs, preferred shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of preferred shares, the depositary may require:
•payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any preferred shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
•satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) regulations it may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.
The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.
Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying preferred shares at any time except:
•when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of preferred shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our preferred shares;
•when you owe money to pay fees, taxes and similar charges;
•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of preferred shares or other deposited securities; or
•other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
This right of withdrawal may not be limited by any other provision of the deposit agreement.
The depositary shall not knowingly accept for deposit under the deposit agreement any preferred shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such preferred shares.

Pre-release of ADSs
The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying preferred shares. This is called a pre-release of the ADSs. The depositary may also deliver preferred shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying preferred shares are delivered to the depositary. The depositary may receive ADSs instead of preferred shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person or entity to whom the pre-release is being made (a) represents to the depositary in writing that at the time of the pre-release transaction it or its customer owns the preferred shares or ADSs that are to be delivered by it under such pre-release transaction, (b) agrees to indicate the depositary as owner of such preferred shares or ADSs in its records and to hold such preferred shares or ADSs in trust for the depositary until such preferred shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such preferred shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) at all times the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
Ownership Restrictions
We may restrict transfers of the preferred shares where such transfer might result in ownership of preferred shares exceeding limits imposed by applicable laws or our bylaws. We may also restrict, in such manner as we deem appropriate, transfers of the ADSs where such transfer may result in the total number of preferred shares represented by the ADSs owned by a single ADS holder or beneficial owner of ADSs to exceed any such limits. We may, in our sole discretion but subject to applicable law, instruct the depositary to take action with respect to the ownership interest of any ADS holder or beneficial owner of ADSs in excess of the limits set forth in the preceding sentence, including, but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or mandatory sale or disposition on behalf of an ADS holder or beneficial owner of ADSs of the preferred shares represented by the ADSs of such holder or beneficial owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and our bylaws. Notwithstanding the foregoing, neither we nor the depositary shall be obligated to ensure compliance with the foregoing ownership restrictions.